Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 26, 2010, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 2, 4, 10, 11, 17, 18 and 20, as to which the date is November 9, 2010 relating to the financial statements and financial statement schedule of Corporate Property Associates 14 Incorporated, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 4, 2011